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                                                                    EXHIBIT 3.3b


                             CERTIFICATE OF MERGER

                                       OF

                             KATZ MEDIA CORPORATION

                                 WITH AND INTO

                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES

                       (Under Section 251 of the General
                   Corporation Law of the State of Delaware)


         Chancellor Media Corporation of Los Angeles, a Delaware corporation, hereby certifies that:

         1. The name and state of incorporation of each of the constituent corporations is as follows:

                 (a) Chancellor Media Corporation of Los Angeles, a Delaware corporation ("CMCLA"); and

                 (b)      Katz Media Corporation, a Delaware corporation
("KMC").

         2. The Agreement and Plan of Merger (the "Agreement and Plan of Merger"), dated as of October 28, 1997, by and between CMCLA and KMC has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Sections 228 and 251 of the General Corporation Law of the State of Delaware.

         3. The name of the surviving corporation (the "Surviving Corporation") shall be, and hereby is, Chancellor Media Corporation of Los Angeles.

         4. The Certificate of Incorporation of CMCLA, as amended hereby, shall be, and hereby is, the Certificate of Incorporation of the Surviving Corporation, with Article Four of such Certificate of Incorporation amended and restated in its entirety as set forth in Annex I attached hereto.

         5. The executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation, the address of such office being 433 East Las Colinas Blvd., Suite 1130, Irving, Texas 75039.

         6. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.
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         IN WITNESS WHEREOF, CMCLA has caused this certificate to be signed as of the ____ day of October, 1997.


                             CHANCELLOR MEDIA CORPORATION
                             OF LOS ANGELES

                             By:
                                    --------------------------------------------
                                    Name:      Matthew E. Devine
                                    Office:    Chief Financial Officer and Chief
                                               Accounting Officer, Secretary
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                                                                         ANNEX I

ARTICLE FOURTH SHALL BE AMENDED AND RESTATED IN ITS ENTIRETY TO READ AS
FOLLOWS:

                 FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,002,000 shares consisting of (a) 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock") and (b) 2,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

                 The designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Common Stock are as follows:

                 1.       Provisions Relating to the Preferred Stock.

                 (a) The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights and such qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors of the Corporation (the "Board of Directors") as hereafter prescribed.

                 (b) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                          (i)     whether or not the class or series is to have
voting rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

                          (ii)    the number of shares to constitute the class
 or series and the designations thereof;

                          (iii)   the preferences and relative, participating,
optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                          (iv)    whether or not the shares of any class or
series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;





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                          (v)     whether or not the shares of a class or
series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                          (vi)    the dividend rate, whether dividends are
payable in cash, securities of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

                          (vii)   the preferences, if any, and the amounts
thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                          (viii)  whether or not the shares of any class or
series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                          (ix)    such other special rights and protective
provisions with respect to any class or series as may to the Board of Directors seem advisable.

                 (c) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                 (d) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of a majority of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such class or series of Preferred Stock.

                 2.       Provisions Relating to the Common Stock.

                 (a) Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled
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to vote upon all matters submitted to a vote of the stockholders of the
Corporation and shall be entitled to one vote for each share of Common Stock held.

                 (b) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.

                 (c) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

                 3.       General.

                 (a) Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

                 (b) The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.